SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2016

BEST HOMETOWN BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	0-55652	81-1959486
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 East Clay Street, Collinsville, Illinois	62234
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (618) 345-1121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    Effective October 3, 2016, H. Allen Salter, CPA will join Best Hometown Bancorp, Inc. (the “Company”) and Best Hometown Bank, the Company's wholly owned subsidiary (the "Bank"), as Executive Vice President and Chief Financial Officer of the Company and the Bank.  Mr. Salter most recently served as  the Executive Vice President, Chief Financial Officer and Treasurer of Oconee Federal Savings and Loan Association.  Mr. Salter served with Oconee Federal Savings and Loan Association from 2012 to March 2016.  Mr. Salter is a licensed CPA with over 18 years of public financial accounting and reporting experience in the banking and real estate industries. Prior to working for Oconee Federal Savings and Loan Association, Mr. Salter was employed by Frazier & Deeter, LLC as a senior audit manager for four years, specializing in commercial real estate and providing consulting services to banking institutions.  Mr. Salter’s work experience also includes audit experience with PricewaterhouseCoopers LLP and Crowe Horwath LLP. His prior industry experience includes three years with the Federal Home Loan Bank of Atlanta as the Assistant Financial Accounting and Reporting Manager. Mr. Salter served twelve years with the United States Air Force and was honorably discharged from service in January 1996.

    Also effective October 3, 2016, Cynthia T. Knebel, the Company's current Chief Financial Officer, will move to the position of Chief Operating Officer of the Company and the Bank.  Mrs. Knebel has over 44 years of experience in community bank management, operations, accounting and compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BEST HOMETOWN BANCORP, INC.

DATE: September 9, 2016	By:	/s/ Ronnie R. Shambaugh
Ronnie R. Shambaugh
President and Chief Executive Officer